Exhibit 99.1
ELEMENT AI INC.
2020 RESTRICTED SHARE UNIT PLAN

ARTICLE 1 DEFINED TERMS

1.1 Where used herein, the following terms shall have the following meanings, respectively:

a."Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of more than 50% of the voting securities or by contract or otherwise;

b."Administrator" has the meaning ascribed thereto in Section 8.3;

c."Applicable Withholding Taxes" has the meaning ascribed thereto in Section 10.2;

d."Beneficiary" means an individual who is a dependent or legal relation of a Participant and, as of the date of the Participant's death, has been designated as the Participant's beneficiary in accordance with Section 7.1 and the laws applying to the Plan, or, where no one has been validly designated or the individual designated does not survive the Participant, the Participant's legal representative;

e."Board" means the board of directors of the Corporation;

f."Business Day" means a day on which there is trading on the Toronto Stock Exchange (or, if the Shares are not then listed and posted for trading on the Toronto Stock Exchange, such other stock exchange on which the Shares are then listed and posted for trading), and if the shares are not listed on a stock exchange, a day that is not a Saturday or Sunday or a legal holiday in the Province of Québec;

g."Change in Control" means (i) the issuance to or acquisition by any person, or group of persons acting jointly or in concert, of greater than 50% of the outstanding voting shares of the Corporation and the election or appointment by such person or group of persons of their nominees as a majority of the Board (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other securityholdings, as the case may be, in the continuing entity and the constitution of the Board or similar body of the continuing entity is such that the transaction would not otherwise be considered a "Change in Control"); (ii) the election or appointment by any person or persons, other than management of the Corporation, of their nominees as a majority of the Board; (iii) the winding-up of the Corporation or sale of all or substantially all of the assets of the Corporation (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other securityholdings, as the case may be, in the continuing entity and the constitution of the Board or similar body of the continuing entity is such that the transaction would not be considered a "Change in Control" if paragraph (i) above was applicable to the transaction); or (iv) any determination by a majority of the Board that an event constitutes or will constitute a Change in Control for the purposes hereof, and any such determination shall be binding and conclusive for all purposes of the Plan;

h."Consultant" means an individual or corporation, other than an officer or employee of the Corporation or a Subsidiary, that is engaged to provide consulting, technical, management or other services to the Corporation or a Subsidiary under a written consulting agreement;

i."Corporation" means Element AI Inc. and includes any corporate successors and assigns thereto, and any reference in the Plan to activities by the Corporation means action by, or under the authority of, the Board or the Administrator, as applicable;

j."Expiry Date" means, with respect to any Restricted Share Unit, the date specified in the applicable Grant Agreement, if any, as the date on which the Restricted Share Unit will be terminated and cancelled;

k."Fair Market Value", of a Share, on a particular date, means the closing price for the Shares on the Toronto Stock Exchange (or, if the Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada or the United States on which the Shares are then listed and posted for trading as may be selected for such purpose by the Board) on the date of determination. In the event that the Shares are not listed and posted for trading on any stock exchange in Canada or the United States the Fair Market Value shall be the fair market value of the Shares as determined by the Board or Administrator in their discretion, acting reasonably and in good faith;

l."Grant Agreement" means the agreement between the Corporation and a Participant, in such form as may be approved by the Board, under which a Restricted Share Unit is granted, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan;

m."Grant Date" means the date upon which a Restricted Share Unit is credited to a Participant pursuant to the terms of the Plan;

n."Insider" means an "insider" of the Corporation, as such term is defined in Part I of the Toronto Stock Exchange Company Manual as amended from time to time or any successor or replacement provision thereto;

o."Participant" means an officer, employee, or Consultant of the Corporation or a Subsidiary whose services to the Corporation or Subsidiary are sufficient, in the opinion of the Board, to warrant participation in the Plan and who is designated by the Board as a Participant;

p."Participant Information" has the meaning ascribed thereto in Section 8.5;

q."Performance Criteria" means such corporate and/or personal performance criteria as may be determined by the Board in respect of the grant of Restricted Share Units to any Participant, which criteria may be applied to either the Corporation and its Subsidiaries as a whole or to the Corporation or a Subsidiary individually or in any combination, and measured either in total, incrementally or cumulatively over a calendar year or such other performance period as may be specified by the Board in its sole discretion, on an absolute basis or relative to a pre- established target, to previous years' results or to a designated comparison group;

r.“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son- in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests;

s."Person" means any natural person, company, corporation (including any non-profit corporation), limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, enterprise, association, business organization or governmental entity;

t."Plan" means this Restricted Share Unit Plan, as the same may be further amended or varied from time to time;

u."Restricted Share Unit" is an award to a Participant covering a number of Shares that are settled by issuance of those Shares, it being understood that all Restricted Share Units shall be made pursuant to a Grant Agreement;

v."RSU Payment Date" has the meaning ascribed thereto in Section 4.3;

w."Share" means a special preference share in the capital of the Corporation and such other security as may be substituted or replaced for it as a result of amendments to the articles of the Corporation, arrangement, reorganization or otherwise, in the discretion of the Administrator, including any rights that form a part of the share or substituted security;

x."Subsidiary", in relation to the Corporation, means any body corporate, trust, partnership, joint venture, association or other entity of which more than 50% of the total voting power of shares or units, as applicable, of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by the Corporation;

y."Tax Act" means the Income Tax Act (Canada) and the regulations thereto, as amended from time to time;

z."Termination Date" means, in respect of a Participant, the date that the Participant ceases to be actively employed by, or ceases to provide services as a Consultant to, the Corporation or a Subsidiary for any reason, without regard to any statutory, contractual or common law notice period that may be required by law following the termination of the Participant's employment or consulting relationship in the Corporation or Subsidiary. The Board will have sole discretion to determine whether a Participant has ceased active employment or ceased status as a Consultant and the effective date on which the Participant ceased active employment or status of a Consultant. A Participant will be deemed not to have ceased to be an employee of the Corporation or a Subsidiary in the case of a transfer of his employment between the Corporation and a Subsidiary, between the Corporation and an Affiliate or a transfer of employment between Subsidiaries;

aa."Vested Restricted Share Unit" means any Restricted Share Unit which has vested in accordance with the terms of the Plan and/or the terms of any applicable Grant Agreement; and

bb."Vesting Date" means, in respect of any Restricted Share Unit, the date that the Restricted Share Unit becomes a Vested Restricted Share Unit.

1.2 Words importing the singular number only shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders. References in this Plan to "the Plan", "hereto", "herein", "hereof", "hereby", "hereunder", and similar expressions shall be deemed, in the absence of express language to the contrary, to refer to this Plan and not to any particular article, section or portion hereof and include any and every agreement or other instrument supplemental or ancillary hereto or in implementation hereof (including but not limited to the various Grant Agreements).

1.3 The headings of the articles, sections and clauses are inserted herein for convenience of reference only and shall not affect the meaning of construction thereof.

1.4 Unless otherwise specified, time periods wherein or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day, such action shall be taken or such payment shall be made on the immediately preceding Business Day.

ARTICLE 2
PURPOSE OF THE PLAN

2.1 The purpose of the Plan is to provide Participants with the opportunity to acquire a proprietary interest in the growth and development of the Corporation that will be aligned with the interests of the holders of Shares and enhance the Corporation's ability to attract, retain and motivate key personnel and reward officers, employees and Consultants for significant performance.

ARTICLE 3
GRANT OF RESTRICTED SHARE UNITS

3.1 The Corporation may from time to time grant Restricted Share Units to a Participant in such numbers, at such times and on such terms and conditions, consistent with the Plan, as the Board may in its sole discretion determine. For greater certainty, the Board shall, in its sole discretion, determine any and all conditions to the vesting of any Restricted Share Units granted to a Participant, which vesting conditions may be based on either or both of: (a) the Participant's continued employment with, or provision of consulting services to, the Corporation, a Subsidiary or an Affiliate; or (b) such other terms and conditions including, without limitation, Performance Criteria, as the Board may determine in accordance with Section 3.2.

3.2 Subject to the terms of the Plan, the Board may determine other terms or conditions of any Restricted Share Units, and shall specify the material terms thereof in the applicable Grant Agreement, which shall be in such form as prescribed by the Board from time to time. Without limiting the generality of the foregoing, such additional terms and conditions may include terms or conditions relating to:

a.the market price of the Shares;

b.the return to holders of Shares, with or without reference to other comparable companies;

c.the financial performance or results of the Corporation or a Subsidiary;

d.the operational performance criteria relating to the Corporation or a Subsidiary;

e.any other terms and conditions the Board may in its discretion determine with respect to vesting or the acceleration of vesting; and

f.the Vesting Date,

which shall be set out in the Grant Agreement. The conditions may relate to all or a portion of the Restricted Share Units in a Grant and may be graduated such that different percentages (which may be greater or lesser than 100%) of the Restricted Share Units in a Grant will become vested depending on the extent of satisfaction of one or more such conditions. The Board may, in its discretion, subsequent to the Grant Date of a Restricted Share Unit, waive any such term or condition or determine that it has been satisfied subject to applicable law.

3.3 No certificates shall be issued with respect to Restricted Share Units.

3.4 The Board shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties, which records shall, absent manifest error, be considered conclusively determinative of all information contained therein.

ARTICLE 4
VESTING AND PAYOUT OF RESTRICTED SHARE UNITS

4.1 Except as otherwise provided herein, the number of Restricted Share Units subject to each grant, the Expiry Date of each Restricted Share Unit, the Vesting Dates with respect to each grant of Restricted Share Units and other terms and conditions relating to each such Restricted Share Unit shall be determined by the Board. The Board may, in its discretion, subsequent to the time of granting Restricted Share Units, accelerate the vesting of all or any portion of unvested Restricted Share Units then outstanding and granted to the Participant under this Plan, in which event all such unvested Restricted Share Units then outstanding and granted to the Participant shall be deemed to be immediately vested.

4.2 On a date (the "RSU Payment Date") to be selected by the Board following the date a Restricted Share Unit has become a Vested Restricted Share Unit, which date shall be within fifteen (15) days of the Vesting Date, the Corporation shall settle the Vested Restricted Share Unit by the issue of the number of whole Shares that is equal to the number of whole Vested Restricted Share Units on the RSU Payment Date (less any amounts in respect of Applicable Withholding Taxes).

4.3 The maximum number of Shares which may be reserved for issuance under the Plan at any time shall be 37,500,000, subject to adjustments pursuant to Section 6.2.

4.4 The Board or the Administrator will ensure that delivery of the Shares required by Section 4.2 is made as soon as practicable after the date(s) determined by the Board or Administrator and set forth in the Grant Agreement.

4.5 Upon payment of any amount pursuant to Section 4.2 in Shares the particular Restricted Share Units in respect of which such payment was made shall be cancelled and no further payments shall be made in relation to such Restricted Share Units.

ARTICLE 5
TERMINATION, RETIREMENT AND CHANGE IN CONTROL

5.1 Notwithstanding the provisions of Article 4 and subject to the remaining provisions of this Article 5, to any express resolution passed by the Board, or as otherwise set out in the Participant’s Grant Agreement, on a Participant's Termination Date, any Restricted Share Units granted to such Participant which have not become Vested Restricted Share Units prior to the Participant's Termination Date shall be cancelled for no consideration.

5.2 Upon the occurrence of a Change in Control, any outstanding Restricted Share Units shall be treated in accordance with the applicable agreement of arrangement, merger, reorganization or sale, as the case may be, and such agreement may provide, without limitation, for a conversion, assumption, replacement or exchange of outstanding Restricted Share Units into, or for, RSUs or any other appropriate securities in any entity participating in or resulting from the Change in Control or an Affiliate of any such entity. In addition, and notwithstanding anything contrary contained herein, the Board shall have the right to determine, at its absolute discretion, that outstanding Restricted Share Units shall accelerate or shall not vest and shall, instead, be cancelled in the event of a Change in Control.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1 Subject to this Article 6, the Plan may be amended at any time by the Board in whole or in part. Upon termination of the Plan, subject to a resolution of the Board to the contrary, all unvested Restricted Share Units shall remain outstanding and in effect and continue to vest and be paid out in accordance with the terms of the Plan existing at the time of its termination and the applicable Grant Agreement, provided that no further Restricted Share Units will be credited to any Participant. The Plan will terminate on the date upon which no further Restricted Share Units remain outstanding or as otherwise set out by the Board.

6.2 If the number of outstanding Shares is changed by any subdivision, consolidation, stock dividend, capital reorganization, exchange, recapitalization, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Corporation, without consideration, then the number of Shares reserved for issuance and future grant under the Plan set forth in Section 4.3, shall be proportionately adjusted, subject to any required action by the Board or the shareholders of the Corporation and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

6.3 Subject to this Article 6 and the policies, rules and regulations of any lawful authority having jurisdiction over the Corporation (including any exchange on which the Shares are then listed and posted for trading), the Board may at any time, without further action by, or approval of, the holders of Shares, in its sole and entire discretion, amend the Plan or any Restricted Share Unit granted under the Plan in any such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to:

a.ensure that Restricted Share Units granted under the Plan will comply with any provisions respecting restricted share units or other security based compensation arrangements in the Tax Act or other laws in force in any country or jurisdiction of which a Participant to whom a Restricted Share Unit has been granted may from time to time perform services or be resident;

b.make amendments of a procedural or "housekeeping" nature;

c.change the termination provisions of a Restricted Share Unit granted under the Plan which does not entail an extension of the Expiry Date of the Restricted Share Unit beyond the original Expiry Date of the Restricted Share Unit; or

d.suspend or terminate the Plan.

Any such amendments shall, if made, become effective on the date selected by the Board.

6.4 The existence of any Restricted Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Corporation or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation, or any amalgamation, combination, merger or consolidation involving the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

6.5 Notwithstanding the provisions of this Article 6, should changes be required to the Plan by any securities commission, stock exchange or other governmental or regulatory body of any jurisdiction to which the Plan or the Corporation now is or hereafter becomes subject, such changes shall be made to the Plan as are necessary to conform with such requirements and, if such changes are approved by the Board, the Plan, as amended, shall be filed with the records of the Corporation and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Board.

ARTICLE 7
NO TRANSFER OR ASSIGNMENT OF PARTICIPANTS' RIGHTS

7.1 Unless determined otherwise by the Board or the Administrator, a Participant’s Restricted Share Units may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Board or Administrator makes a Restricted Share Unit transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Restricted Share Units are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to a Permitted Transferee, such Restricted Share Units will contain such additional terms and conditions as the Board or Administrator deems appropriate.

ARTICLE 8
ADMINISTRATION

8.1 Nothing in the Plan shall be construed as giving any Participant the right to be retained in the employ of or as a Consultant to the Corporation or any of its Subsidiaries or any right to any payment whatsoever except to the extent of the benefits provided for by the Plan. The Corporation and its Subsidiaries expressly reserve the right to dismiss any Participant or terminate any Participant's status as a Consultant at any time without liability effect which such dismissal or termination might have upon him as a Participant other than as expressly provided for herein. No reasonable notice or payment in lieu thereof will extend the period of employment for purposes of the Plan.

8.2 The Plan will be administered by the Board and the Board has the sole and complete authority, in its discretion, to:

a.interpret the Plan and the Grant Agreements and prescribe, modify and rescind rules and regulations relating to the Plan and the Grant Agreements;

b.correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it considers necessary or advisable for the implementation and administration of the Plan;

c.exercise rights reserved to the Corporation under the Plan;

d.determine whether and to the extent to which any Performance Criteria or other conditions applicable to the Vesting of Restricted Share Units have been satisfied or shall be waived or modified;

e.prescribe forms for notices to be prescribed by the Corporation under the Plan; and

f.make all other determinations and take all other actions as it considers necessary or advisable for the implementation and administration of the Plan.

The Board's determinations and actions under this Plan are final, conclusive and binding on the Corporation, the Participants, any Beneficiary and all other persons, provided that it understood that the Board must act in good faith in making any determinations or taking any action in respect of the foregoing.

8.3 Notwithstanding Section 8.2, the Board may, to the extent permitted by law, and subject to regulatory approval, if any, delegate any of its administrative responsibilities under the Plan and powers related thereto to one or more persons including, without limitation, an officer of the Corporation or a committee of the Board (the "Administrator"), and all actions taken and decisions made by such Administrator in this regard shall be final, conclusive, and binding on all parties concerned, including but not limited to, the Corporation, the Participants, and any Beneficiary.

8.4 All expenses of administration of the Plan shall be borne by the Corporation as determined by the Board.

8.5 Each Participant shall provide the Corporation, the Board and the Administrator (either individually or all, as applicable) with all information (including "personal information" as defined in the Personal Information Protection and Electronic Documents Act (Canada) or any applicable provincial privacy legislation) they require in order to administer the Plan or to permit the Participant to participate in the Plan (the "Participant Information"). The Corporation, the Board, and the Administrator may from time to time transfer or provide access to the Participant Information to a third party service provider for purposes of the administration of the Plan provided that such service providers will be provided with such information for the sole purpose of providing services to the Corporation in connection with the operation and administration of the Plan and provided further that such service provider agrees to take appropriate measures to protect the Participant Information and not to use it for any purpose except to administer or operate the Plan. The Corporation may also transfer and provide access to Participant Information to its Subsidiaries for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expenses. In addition, Participant Information may be disclosed or transferred to another party during the course of, or completion of, a change in ownership of, or the grant of a security interest in, all or a part of the Corporation or its Subsidiaries, provided that such party is bound by appropriate agreements or obligations and required to use or disclose the Participant Information in a manner consistent with this Section 8.5. The Corporation shall not disclose Participant Information except as contemplated in this Section 8.5 or in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body or a self- regulatory body in which the Corporation participates in order to comply with applicable laws (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange and any other stock exchange on which the Shares are then listed and posted for trading) or for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction over the Corporation to compel production of the information. By participating in the Plan, each Participant acknowledges that Participant Information may be so provided as set forth above and agrees and consents to its provision on the terms set forth herein.

ARTICLE 9
LIABILITY

9.1 None of the Corporation, the Board, the Administrator or any person acting on their direction or authority shall be liable for anything done or omitted to be done by such person with respect to the price, time, quantity or other conditions and circumstances of the purchase of Shares under the Plan or with respect to any fluctuations in the market price of the Shares or in any other connection under the Plan.

ARTICLE 10
TAXES AND OTHER SOURCE DEDUCTIONS

10.1 The Corporation, its Subsidiaries and its Affiliates shall not be liable for any tax (including interest and penalties with respect to any taxes) imposed on any Participant or any Beneficiary as a result of the crediting, holding or redemption of Restricted Share Units, amounts paid or credited to such Participant (or Beneficiary), or securities transferred to such Participant (or Beneficiary) under this Plan. It is the responsibility of the Participant (or Beneficiary) to complete and file any tax returns which may be required under any applicable tax laws within the period prescribed by such laws.

10.2 The Corporation and its Subsidiaries shall be authorized to deduct, withhold and/or remit from any amount paid or credited hereunder, or otherwise, such amount as may be necessary so as to ensure the Corporation and/or such Subsidiary and/or such Affiliate will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant or Beneficiary, as the case may be (the "Applicable Withholding Taxes").

ARTICLE 11
NO SHAREHOLDER RIGHTS AND UNFUNDED PLAN

11.1 Under no circumstances shall Restricted Share Units be considered Shares or other securities of the Corporation, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, including, without limitation, voting rights, dividend entitlement rights or rights on liquidation, nor shall any Participant be considered the owner of Shares by virtue of the award of Restricted Share Units.

11.2 The Plan shall be unfunded and the Corporation will not secure its obligations under the Plan. To the extent any Participant or his Beneficiary holds any rights by virtue of a grant of Restricted Share Units under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation

ARTICLE 12
GOVERNING LAW

12.1 The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.